Exhibit 99.1

Investor News	NYSE: PEG

For further information, contact:

➣ Carlotta Chan, Sr. Director – Investor Relations	Phone: 973-430-6565
➣ Brian Reighn, Investor Relations Manager	Phone: 973-430-6596

PSEG Elects John Surma to Board of Directors

(NEWARK, N.J. – Nov. 20, 2019) – Public Service Enterprise Group Incorporated (PSEG) today announced that John P. Surma has been elected to its Board of Directors, effective Nov. 19, 2019.

Surma retired as chairman and CEO of U.S. Steel Corp. in September 2013, having served in that position since October 2004, and retired as executive chairman in December 2013. Earlier, he served as U.S. Steel’s chief financial officer, chief operating officer and president.

“John’s vast experience leading one of the nation’s premier corporations, as well as his background in the energy industry, will be a tremendous asset to our board,” PSEG Chairman, President and CEO Ralph Izzo said. “His expertise and integrity will be invaluable as we continue to position PSEG as an innovative, technology-minded industry leader dedicated to helping customers use less energy, while ensuring that energy is increasingly cleaner, reliable and resilient.”

Before joining U.S. Steel, Surma held positions with USX Corp., Marathon Ashland Petroleum and Speedway Super America. He began his career with Price Waterhouse in 1976 and was admitted to the partnership in 1987.

Surma earned a bachelor’s degree in accounting from Pennsylvania State University.

Surma currently is on the boards of Marathon Petroleum Corp.; its consolidated subsidiary, MPLX; Concho Resources; and Ingersoll-Rand. Previously, he was vice chair of the President’s Advisory Committee for Trade Policy and Negotiations under President Obama. He was chairman of the Federal Reserve Bank of Cleveland from 2017 until 2018 and chairman of the National Safety Council.

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Public Service Enterprise Group Inc. (PSEG) (NYSE: PEG) is a publicly traded diversified energy company with approximately 13,000 employees. Headquartered in Newark, N.J., PSEG’s principal operating subsidiaries are: Public Service Electric and Gas Co. (PSE&G), PSEG Power and PSEG Long Island. PSEG is a Fortune 500 company included in the S&P 500 Index and has been named to the Dow Jones Sustainability Index for North America for 12 consecutive years.

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